Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 4th Quarter, Exceeding Expectations

Excellent Top-Line Growth Across All Divisions

Gross and Net Margins Improve

New York, New York, January 30, 2007… Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales and unit volume growth for fourth quarter 2006. Worldwide sales grew 10.5% to $3,209.1 million and unit volume grew 7.0%, as reported. Excluding divestments, worldwide sales and unit volume grew 11.5% and 8.0%, respectively. Global pricing increased 1.0%, and foreign exchange added 2.5%. The very strong top-line growth was supported by a double-digit increase in worldwide advertising spending to a record level.

Fourth quarter 2006 results include $65.1 million of aftertax charges related to the 2004 Restructuring Program. As previously disclosed, effective January 1, 2006, the Company adopted SFAS 123R related to stock-based compensation, which resulted in an incremental $8.8 million non-cash, aftertax charge in the fourth quarter, with no such charge in 2005. Also as previously disclosed and consistent with its focused business strategy, the Company sold its household bleach business in Canada at the end of the fourth quarter for an aftertax gain of $38.2 million which, as previously announced, was offset in its entirety by restructuring charges. In the year ago quarter, restructuring charges and Other Items totaled $19.4 million aftertax (see Table 3 for 2005 details).

As reported, gross profit margin was 55.4% in the quarter and 54.8% in the full year 2006. Excluding restructuring charges, gross profit margin for the quarter was 56.6%, the highest quarter of the year and an all-time record. As planned, the 60 basis point increase in the quarter came on top of the very strong 100 basis point improvement in the year ago period. Also excluding restructuring charges, for the full year 2006 gross profit margin grew 110 basis points, and is expected to increase that amount or more in 2007.

Reported net income and diluted earnings per share in fourth quarter 2006 were $401.2 million and $.73, respectively, including restructuring charges ($.12 per share), incremental stock-based compensation charges ($.02 per share) and the gain on sale of the Company’s household bleach business in Canada ($.07 per share). Excluding the above noted items in both periods, net income in the quarter increased 15% versus fourth quarter 2005 to an all-time record $436.9 million, and diluted earnings per share increased 16% to $.80, also an all-time record.

In fourth quarter 2005, reported net income and diluted earnings per share were $361.2 million and $.65, respectively, and net income and diluted earnings per share excluding restructuring charges and Other Items noted above were $380.6 million and $.69, respectively.

Operating profit as reported increased 10% versus fourth quarter 2005. Excluding the above noted items in both periods, operating profit rose 15% to an all-time record level. On the same basis, operating profit margin grew from 20.3% to 21.1% of sales.

Net cash provided by operations year to date increased by 2% to $1,821.5 million after absorbing $115 million higher aftertax restructuring cash spending and building working capital to support the business during factory closings related to the 2004 Restructuring Program.

Reuben Mark, Chairman and CEO said, “We are especially pleased to have ended our 200th anniversary year so strongly. The combination of extraordinary top-line growth, higher margins, increased advertising spending and significantly higher net profit during the quarter is an indication that the basics of our business are strong and getting stronger.

“The increase in gross profit margin and other savings programs funded a double-digit increase in advertising supporting Colgate brands while still delivering higher than expected operating profit and earnings per share growth for the quarter. We expect the positive gross profit momentum to continue into 2007 as a result of our ongoing savings programs, the growing benefits from restructuring and the continuing shift toward higher margin products. Also, most of the benefit from our worldwide drive to increase promotional efficiency is yet to come.”

Ian Cook, President, COO and CEO designate further commented, “Every operating division had higher advertising spending, which drove market share gains across categories. Toothpaste market shares strengthened in key countries around the world including Mexico, Brazil, India, the United Kingdom and Russia, and are at a record high here in the U.S. Colgate’s worldwide share of the manual toothbrush market also increased during the quarter to another record high bringing Colgate new global leadership in this category.

“Building on this success, we are excited to be entering 2007 with a very full pipeline of new products around the world and an array of very strong integrated marketing campaigns to support them. Our excellent top and bottom line trends should continue through 2007.”

For the full year 2006, worldwide sales as reported increased 7.5% to $12,237.7 million, an all-time high, including 5.5% unit volume growth, 1.5% higher pricing and 0.5% positive foreign exchange. Global sales and global unit volume grew 9.0% and 7.0%, respectively, excluding divestments.

As reported, net income and diluted earnings per share for the full year 2006 were $1,353.4 million and $2.46, respectively. Full year 2006 results include $286.3 million of aftertax charges related to the 2004 Restructuring Program ($.52 per share), an incremental aftertax, non-cash charge of $48.1 million resulting from the Company’s adoption of SFAS 123R related to stock-based compensation ($.09 per share) and a $38.2 million gain on the sale of the Company’s household bleach business in Canada ($.07 per share). Excluding the above items in both periods, net income and diluted earnings per share for full year 2006 increased 12% and 14%, respectively.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on fourth quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit. The information regarding Europe/South Pacific and Greater Asia/Africa reflects the modified geographic reporting structure implemented by Colgate effective January 1, 2006, as previously disclosed.

North America (21% of Company Sales)

Positive growth continued in North America, fueled by new product sales and market share gains. Sales rose 7.0% on 8.5% volume growth during the quarter, on top of strong growth in the year ago period. Positive foreign exchange added 0.5% while pricing declined 2.0%. As planned, very strong commercial spending this quarter affected both pricing and operating profit, which declined 1%. North American operating profit is planned to show good growth in first quarter 2007, and continue positively throughout the year.

Colgate’s leadership of the U.S. toothpaste market continues to grow, with its ACNielsen market share reaching 37.3% year to date, up 50 basis points versus the year ago period and nearly three share points ahead of the nearest competitor. The strong growth was led by Colgate Total toothpaste which reached an all-time record high market share of 14.3% for the year. Colgate’s share of the manual toothbrush market is also at a record high at 23.8% year to date, up 140 basis points versus year ago. In the separately measured Naturals channel, Tom’s of Maine toothpaste continued its leadership with its year to date share of that market at 49.7%.

In the U.S., new product activity is contributing to growth across categories. Successful new products include Colgate Luminous Mint Twist toothpaste, Colgate 360° manual toothbrush, Softsoap Brand Decorative Collection liquid hand soap, Irish Spring

MoistureBlast bar soap, Softsoap Brand Pure Cashmere moisturizing body wash and liquid hand soap, and Fabuloso multi-purpose spray cleaner.

Positive growth momentum in the U.S. is expected to continue into 2007 driven by a full pipeline of new product launches. Recent introductions include Palmolive Scrub Buster with Micro Beads dish liquid, Irish Spring body wash for men, Softsoap Brand Nutra-Oil body wash, Colgate MaxFresh BURST toothpaste with 50% more mini breath strips and Colgate Total Advanced Clean toothpaste which helps maintain a dentist clean between dentists visits.

Latin America (25% of Company Sales)

Latin American sales grew 14.0% in the fourth quarter to an all-time record level. Unit volume for the region grew 12.0%. Every country in the region contributed to the very strong volume gains, led by Brazil, Mexico, Venezuela, Central America, Colombia, Argentina and Ecuador. Higher pricing contributed 2.0% and foreign exchange was flat with year ago. Latin American operating profit increased 20%, to an all-time record level even after a strong double-digit increase in advertising behind Colgate brands during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record 73.8% year to date. Toothpaste share gains were achieved in nearly every country driven by strong sales of Colgate Total, Colgate Sensitive and Colgate Max Fresh toothpastes. Colgate also expanded its recently acquired leadership in manual toothbrushes during the quarter with its regional market share reaching 37.2%, nearly three share points ahead of the nearest competitor. The recent launch of Colgate 360° manual toothbrush contributed to this success.

In other categories, Palmolive Nutri-Milk, Protex Oats and Protex Propolis bar soaps, Lady Speed Stick Double Defense deodorant and Palmolive Hydra Natura ActiFirm and Extra Dry body lotions contributed to market share gains in the region.

Europe/South Pacific (24% of Company Sales)

As reported, Europe/South Pacific sales increased 12.5% versus year ago, and unit volume grew 3.5%. Pricing was positive 0.5% and foreign exchange added 8.5%. Volume gains in Australia, the United Kingdom, Denmark, Spain, Italy, Switzerland, Greece, Ireland, Poland, Hungary, Romania and the GABA business more than offset a volume decline in Germany due to challenging economic conditions. Operating profit for the region grew 25% to an all-time record level even after a significant increase in advertising during the quarter.

Colgate maintained its oral care leadership in Europe/South Pacific led by toothpaste market share gains in the United Kingdom, Spain, Greece, Austria, Norway, Poland, Ireland, Australia and New Zealand. Successful new products driving these gains include Colgate Time Control, Colgate Max Fresh and Colgate Sensitive Multi Protection toothpastes. Recent innovations contributing to gains in other categories include Colgate 360° manual toothbrush, Colgate Plax Whitening mouth rinse, Palmolive Pure Cashmere and Palmolive BodYogurt shower gels and Ajax Professional Degreaser and Ajax Professional Double Power spray cleaners.

Greater Asia/Africa (16% of Company Sales)

Greater Asia/Africa sales and unit volume, as reported, increased 5.5% and 2.5%, respectively. Excluding the 2005 divestment of the detergent business in Southeast Asia, sales and unit volume for the division grew 10.0% and 7.0%, respectively. Strong volume gains were achieved in nearly every country in the region led by Malaysia, Thailand, Philippines, Vietnam, India, Russia and the rest of the CIS countries, the Gulf States and South Africa. Unit volume in Greater China increased 1% during the quarter, excluding divestments. For the division as a whole, pricing increased 1.0% and foreign exchange added 2.0%. Operating profit for the region increased 16% to an all-time record level, despite increased advertising supporting Colgate brands during the quarter. Excluding divested businesses, operating profit increased 24%.

Colgate strengthened its oral care leadership in the Greater Asia region with 10 out of 14 countries reporting toothpaste market share gains led by India, Thailand, Russia and the

CIS countries. Colgate’s share of the manual toothbrush market also strengthened throughout the region with nearly every country achieving record high shares in the category. Successful new products driving the oral care growth include Colgate Max Fresh, Colgate Sensitive Multi Protection, Colgate Total Propolis and Darlie Tea Care Mint toothpastes and Colgate 360° manual toothbrush.

New products contributing to growth in other categories in the region include Palmolive Nutri-Milk bar soap, Palmolive Naturals shampoo and conditioner, Protex Deo 12 bar soap and shower gel, and Lady Speed Stick Aloe deodorant.

Hill’s (14% of Company Sales)

Innovative new products and veterinary recommendations continue to drive growth at Hill’s, a world leader in specialty pet food. Hill’s sales and unit volume grew 11.5% and 6.5%, respectively, to an all-time record level. Pricing increased 3.5% and positive foreign exchange added 1.5%. Operating profit increased 15% to an all-time record level during the quarter after a strong increase in advertising.

Strong sales of Science Diet Indoor Cat food continued to drive growth in the U.S. specialty retail channel during the quarter. In the U.S. veterinary channel, Prescription Diet j/d Canine, a food clinically proven to improve mobility in dogs with arthritis, the relaunch of Prescription Diet d/d Canine and Feline foods, which address a range of inflammatory skin conditions, and a new chicken variety for Prescription Diet Feline r/d and w/d foods representing the first launch of flavors in the therapeutic weight category contributed to growth.

Internationally, growth was strong led by Belgium, Germany, Denmark, Italy, the United Kingdom, Australia, Brazil, Taiwan and Russia. New pet food products contributing to the international growth include Prescription Diet j/d Canine, Prescription Diet Feline Chunks in Gravy pouches and Science Plan Neutered Cat, a new veterinary exclusive product.

Other Matters

In December 2006, as required, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans” (SFAS 158). SFAS 158 requires companies to fully recognize the funded status of defined benefit pension, retiree healthcare and other post-retirement plans in its financial statements. The impact of adopting SFAS 158 resulted in a decrease in total shareholders’ equity of $361.5 million, with a corresponding decrease in total assets of $316.9 million, and an increase in total liabilities of $44.6 million. The adoption of SFAS 158 had no effect on the Company’s net income, cash flows or financing agreements as none of the underlying debt covenants were impacted.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

The Company’s annual meeting of shareholders is currently scheduled for Thursday, May 3, 2007.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2005) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit margin, operating profit, operating profit margin, effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items reported in the corporate segment, as explained below:

•	The restructuring charges relate to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by 2008 (the “2004 Restructuring Program”). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

•

The incremental stock-based compensation charge, which pertains only to 2006, reflects an incremental non-cash charge associated with the Company’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS 123R). The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective transition method and therefore has not restated prior periods’ results. However, as required by SFAS 123R, the Company recorded an incremental stock-based compensation charge related to the expensing of stock options and the accelerated expense recognition of restricted stock awards granted to retirement eligible individuals in the results for the three and twelve months ended

December 31, 2006. To enhance an investor’s ability to make period over period comparisons, the Company believes this item should be presented separately for as long as the prior period does not include the charge.

•	The 2006 gain on the sale of the Company’s household bleach business in Canada. To enhance an investor’s ability to make period over period comparisons, the Company believes this item should be presented separately since the prior period does not include the gain.

•	The three Other Items, which pertain only to 2005, are comprised of the gain on sale of the Company’s heavy-duty laundry detergent business in North America, an income tax charge for incremental repatriation of foreign earnings related to the American Jobs Creation Act and a pension charge associated with the remeasurement of certain pension obligations as required by SFAS No. 88, “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The pension charge was a result of the conversion of one of the Company’s international pension plans to a defined contribution plan for all eligible participants and a lump sum payment of normal retirement benefits associated with a retirement plan in the United States. The amount of each such excluded item for the three and twelve months ended December 31, 2005 is set forth in the table entitled “Supplemental Consolidated Income Statement Information – Restructuring and Other Items” included with this release. In light of their nature and magnitude, the Company believes that these three Other Items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three months ended December 31, 2006 and 2005 and the twelve months ended December 31, 2006 and 2005 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, and operating profit in certain geographic divisions are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales growth and volume growth and operating profit from ongoing operations. See “Geographic Sales Analysis, Percentage Changes – Fourth Quarter 2006 vs. 2005” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for fourth quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Three Months Ended December 31, 2006 and 2005

(in Millions Except Per Share Amounts) (Unaudited)

	2006					2005
	As Reported	Restructuring	Gain on Bleach Sale	Adoption Impact of SFAS 123R	Excluding Restructuring, Gain and SFAS 123R	As Reported	Restructuring & Other (a)	Excluding Restructuring & Other
Net sales	$3,209.1	$—	$—	$—	$3,209.1	$2,904.6	$—	$2,904.6

Cost of sales	1,432.5	39.4	—	—	1,393.1	1,319.9	40.7	1,279.2

Gross profit	1,776.6	(39.4)	—	—	1,816.0	1,584.7	(40.7)	1,625.4

Gross profit margin	55.4%				56.6%	54.6%		56.0%

Selling, general and administrative expenses	1,145.0	15.5	—	12.4	1,117.1	1,010.3	1.3	1,009.0

Other (income) expense, net	(1.1)	22.8	(46.5)	—	22.6	(2.6)	(30.3)	27.7

Operating profit	632.7	(77.7)	46.5	(12.4)	676.3	577.0	(11.7)	588.7

Operating profit margin	19.7%				21.1%	19.9%		20.3%

Interest expense, net	38.9	—	—	—	38.9	36.7	—	36.7

Income before income taxes	593.8	(77.7)	46.5	(12.4)	637.4	540.3	(11.7)	552.0

Provision for income taxes	192.6	(12.6)	8.3	(3.6)	200.5	179.1	7.7	171.4

Effective tax rate	32.4%				31.5%	33.1%		31.1%

Net income	401.2	(65.1)	38.2	(8.8)	436.9	361.2	(19.4)	380.6

Earnings per common share

Basic	$0.77	$(0.13)	$0.08	$(0.02)	$0.84	$0.68	$(0.04)	$0.72

Diluted	$0.73	$(0.12)	$0.07	$(0.02)	$0.80	$0.65	$(0.04)	$0.69

Average common shares outstanding

Basic	514.4	514.4	514.4	514.4	514.4	517.2	517.2	517.2

Diluted	549.6	549.6	549.6	549.6	549.6	552.8	552.8	552.8

(a) See Supplemental Consolidated Income Statement Information – Restructuring and Other Items for details.

Note:	Basic and diluted earnings per share for the “As Reported” and “Excluding Restructuring, Gain on Bleach Sale and SFAS 123R” are computed independently for each quarter and the year to date presented. As a result of changes in shares outstanding during the year and rounding, the sum of the four quarters’ earnings per share may not necessarily equal the earnings per share for the year to date. In addition, the impact of “Restructuring”, “Gain on Bleach Sale” and the “Adoption Impact of SFAS 123R” in 2006 on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 2

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Twelve Months Ended December 31, 2006 and 2005

(in Millions Except Per Share Amounts) (Unaudited)

	2006					2005
	As Reported	Restructuring	Gain on Bleach Sale	Adoption Impact of SFAS 123R	Excluding Restructuring, Gain and SFAS 123R	As Reported	Restructuring & Other (a)	Excluding Restructuring & Other

Net sales	$12,237.7	$—	$—	$—	$12,237.7	$11,396.9	$—	$11,396.9

Cost of sales	5,536.1	196.2	—	—	5,339.9	5,191.9	100.2	5,091.7

Gross profit	6,701.6	(196.2)	—	—	6,897.8	6,205.0	(100.2)	6,305.2

Gross profit margin	54.8%				56.4%	54.4%		55.3%

Selling, general and administrative expenses	4,355.2	46.1	—	69.8	4,239.3	3,920.8	1.8	3,919.0

Other (income) expense, net	185.9	153.1	(46.5)	—	79.3	69.2	(33.1)	102.3

Operating profit	2,160.5	(395.4)	46.5	(69.8)	2,579.2	2,215.0	(68.9)	2,283.9

Operating profit margin	17.7%				21.1%	19.4%		20.0%

Interest expense, net	158.7	—	—	—	158.7	136.0	—	136.0

Income before income taxes	2,001.8	(395.4)	46.5	(69.8)	2,420.5	2,079.0	(68.9)	2,147.9

Provision for income taxes	648.4	(109.1)	8.3	(21.7)	770.9	727.6	46.3	681.3

Effective tax rate	32.4%				31.8%	35.0%		31.7%

Net income	1,353.4	(286.3)	38.2	(48.1)	1,649.6	1,351.4	(115.2)	1,466.6

Earnings per common share
Basic	$2.57	$(0.56)	$0.07	$(0.09)	$3.15	$2.54	$(0.22)	$2.76
Diluted	$2.46	$(0.52)	$0.07	$(0.09)	$3.00	$2.43	$(0.21)	$2.64

Average common shares outstanding
Basic	515.2	515.2	515.2	515.2	515.2	520.5	520.5	520.5
Diluted	550.5	550.5	550.5	550.5	550.5	556.5	556.5	556.5

(a) See Supplemental Consolidated Income Statement Information – Restructuring and Other Items for details.

Note:	Basic and diluted earnings per share for the “As Reported” and “Excluding Restructuring, Gain on Bleach Sale and SFAS 123R” are computed independently for each quarter and the year to date presented. As a result of changes in shares outstanding during the year and rounding, the sum of the four quarters’ earnings per share may not necessarily equal the earnings per share for the year to date. In addition, the impact of “Restructuring”, “Gain on Bleach Sale” and the “Adoption Impact of SFAS 123R” in 2006 on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 3

Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Restructuring and Other Items

For the Three and Twelve Months Ended December 31, 2005

(Dollars in Million) (Unaudited)

	Three Months Ended December 31, 2005
	2004 Restructuring Program	Gain on Detergent Sales	Postretirement Remeasurement Charges	Tax on Incremental Remittances (AJCA)	Total Restructuring & Other

Net sales	$—	$—	$—	$—	$—

Cost of sales	40.7	—	—	—	40.7

Gross profit	(40.7)	—	—	—	(40.7)

Selling, general and administrative expenses	1.3	—	—	—	1.3

Other (income) expense, net	15.3	(54.8)	9.2	—	(30.3)

Operating profit	(57.3)	54.8	(9.2)	—	(11.7)

Interest expense, net	—	—	—	—	—

Income before income taxes	(57.3)	54.8	(9.2)	—	(11.7)

Provision for income taxes	(15.4)	21.9	(3.2)	4.4	7.7

Net income	(41.9)	32.9	(6.0)	(4.4)	(19.4)

	Year Ended December 31, 2005
	2004 Restructuring Program	Gain on Detergent Sales	Postretirement Remeasurement Charges	Tax on Incremental Remittances (AJCA)	Total Restructuring & Other

Net sales	$—	$—	$—	$—	$—

Cost of sales	100.2	—	—	—	100.2

Gross profit	(100.2)	—	—	—	(100.2)

Selling, general and administrative expenses	1.8	—	—	—	1.8

Other (income) expense, net	80.8	(147.9)	34.0	—	(33.1)

Operating profit	(182.8)	147.9	(34.0)	—	(68.9)

Interest expense, net	—	—	—	—	—

Income before income taxes	(182.8)	147.9	(34.0)	—	(68.9)

Provision for income taxes	(37.7)	54.4	(11.3)	40.9	46.3

Net income	(145.1)	93.5	(22.7)	(40.9)	(115.2)

Table 4

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of December 31, 2006 and 2005

(Dollars in Millions) (Unaudited)

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$489.5	$340.7
Receivables, net	1,523.2	1,309.4
Inventories	1,008.4	855.8
Other current assets	279.9	251.2
Property, plant and equipment, net	2,696.1	2,544.1
Other assets, including goodwill and intangibles	3,140.9	3,205.9

Total assets	$9,138.0	$8,507.1

Total debt	3,671.2	3,446.2
Other current liabilities	2,518.3	2,214.8
Other non-current liabilities	1,537.6	1,496.0

Total liabilities	7,727.1	7,157.0
Total shareholders’ equity	1,410.9	1,350.1

Total liabilities and shareholders’ equity	$9,138.0	$8,507.1

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,170.2	$3,095.2
Working capital % of sales	2.3%	1.7%

*	Marketable securities of $11.5 and $10.3 as of December 31, 2006 and 2005, respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the years ended December 31, 2006 and 2005

(Dollars in Millions) (Unaudited)

	2006	2005
Operating Activities
Net income	$1,353.4	$1,351.4
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	145.4	111.6
Depreciation and amortization	328.7	329.3
Gain before tax on sale of non-core product lines	(46.5)	(147.9)
Stock-based compensation expense	116.9	41.1
Cash effects of changes in:
Receivables	(116.0)	(24.1)
Inventories	(118.5)	(46.8)
Accounts payable and other accruals	149.9	152.7
Other non-current assets and liabilities	8.2	17.1

Net cash provided by operations	1,821.5	1,784.4

Investing Activities
Capital expenditures	(476.4)	(389.2)
Payment for acquisitions, net of cash acquired	(200.0)	(38.5)
Sale of non-core product lines	55.0	215.6
Other	1.0	(8.6)

Net cash used in investing activities	(620.4)	(220.7)

Financing Activities
Principal payments on debt	(1,332.0)	(2,100.3)
Proceeds from issuance of debt	1,471.1	2,021.9
Payments to outside investors	—	(89.7)
Dividends paid	(677.8)	(607.2)
Purchases of treasury shares	(884.7)	(796.2)
Proceeds from exercise of stock options and excess tax benefits	364.4	47.1

Net cash used in financing activities	(1,059.0)	(1,524.4)

Effect of exchange rate changes on cash and cash equivalents	6.7	(18.2)

Net increase in Cash and cash equivalents	148.8	21.1
Cash and cash equivalents at beginning of period	340.7	319.6

Cash and cash equivalents at end of period	$489.5	$340.7

Supplemental Cash Flow Information
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,821.5	$1,784.4
Less: Capital expenditures	(476.4)	(389.2)

Free cash flow before dividends	$1,345.1	$1,395.2

Income taxes paid	$647.9	$584.3

Table 6

Colgate-Palmolive Company

Segment Information

For the Three and Twelve Months Ended December 31, 2006 and 2005

(Dollars in Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales
Oral, Personal and Home Care

North America	$657.7	$614.6	$2,590.8	$2,509.8
Latin America	816.4	714.9	3,019.5	2,623.8
Europe/South Pacific	759.6	674.9	2,952.3	2,845.9
Greater Asia/Africa	516.4	489.2	2,006.0	1,897.2

Total Oral, Personal and Home Care	$2,750.1	$2,493.6	$10,568.6	$9,876.7

Pet Nutrition	459.0	411.0	1,669.1	1,520.2

Total Net sales	$3,209.1	$2,904.6	$12,237.7	$11,396.9

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Operating profit
Oral, Personal and Home Care

North America	$131.4	$133.0	$550.1	$545.7
Latin America	221.0	183.7	872.9	698.0
Europe/South Pacific	186.1	149.2	681.2	619.8
Greater Asia/Africa	79.4	68.3	278.7	245.5

Total Oral, Personal and Home Care	$617.9	$534.2	$2,382.9	$2,109.0

Pet Nutrition	129.5	113.1	447.9	412.8
Corporate	(114.7)	(70.3)	(670.3)	(306.8)

Total Operating profit	$632.7	$577.0	$2,160.5	$2,215.0

Effective January 1, 2006, the Company modified the geographic reporting structure of its Oral, Personal and Home Care segment in order to address evolving markets and more closely align countries with similar consumer needs and retail trade structures. Management responsibility for Eastern European operations including Russia, Turkey, Ukraine and Belarus, transferred to Greater Asia management and responsibility for countries in the South Pacific, including Australia, was transferred to European management. The financial information for 2005 has been reclassified to conform to the new reporting structure.

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, stock-based compensation related to stock options and restricted stock awards, restructuring and related implementation costs, and gains and losses on sales of non-core brands and assets.

Corporate operating expenses for the three and twelve months ended December 31, 2006 include $77.7 and $395.4 of charges related to the Company’s 2004 Restructuring Program, respectively. Corporate operating expenses for the three and twelve months ended December 31, 2006 include an incremental charge of $12.4 and $69.8 related to the adoption of SFAS 123R, respectively. Additionally, Corporate operating expenses for the three and twelve months ended December 31, 2006 were reduced by a $46.5 gain related to the sale of the Company's Household Bleach Business in Canada.

Corporate operating expenses for the three and twelve months ended December 31, 2005 include $57.3 and $182.8 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three and twelve months ended December 31, 2005 were reduced by $54.8 and $147.9 of gains related to the sales of the Company’s detergent brands in North America and Southeast Asia, respectively, and the twelve months ended December 31, 2005 were increased by FAS 88 pension charges of $24.8. Latin American operating profit for the three and twelve months ended December 31, 2005 were reduced by a one-time charge of $9.2 associated with a postretirement obligation.

Table 7

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Fourth Quarter 2006 vs 2005

December 31, 2006

(Unaudited)

			COMPONENTS OF SALES CHANGE FOURTH QUARTER					COMPONENTS OF SALES CHANGE TWELVE MONTHS

Region	4th Qtr Sales Change As Reported	4th Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	12 Months Sales Change As Reported	12 Months Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company	10.5%	11.5%	8.0%	1.0%	2.5%	7.5%	9.0%	7.0%	1.5%	0.5%

Europe/South Pacific	12.5%	12.5%	3.5%	0.5%	8.5%	3.5%	4.5%	5.0%	-1.0%	0.5%

Latin America	14.0%	14.0%	12.0%	2.0%	0.0%	15.0%	15.0%	10.0%	4.0%	1.0%

Greater Asia/Africa	5.5%	10.0%	7.0%	1.0%	2.0%	5.5%	10.5%	7.5%	2.0%	1.0%

Total International	11.5%	12.5%	7.5%	1.5%	3.5%	8.5%	9.5%	7.0%	1.5%	1.0%

North America	7.0%	7.0%	8.5%	-2.0%	0.5%	3.0%	6.5%	7.0%	-1.0%	0.5%

Total CP Products	10.5%	11.0%	7.5%	0.5%	3.0%	7.0%	9.0%	7.0%	1.0%	1.0%

Hill’s	11.5%	11.5%	6.5%	3.5%	1.5%	10.0%	10.0%	6.0%	4.5%	-0.5%

NOTE:

The impact of the May 2006 acquisition of Tom's of Maine on North American sales and volume was 2.0% and 1.0% in the fourth quarter and twelve months, respectively.